      As filed with the Securities and Exchange Commission on June 8, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       TRAVELERS PROPERTY CASUALTY CORP.

             (Exact Name of Registrant as Specified in its Charter)

                         DELAWARE                                                    06-1445591
               (State or Other Jurisdiction                                       (I.R.S. Employer
             of Incorporation or Organization)                                   Identification No.)

                                ONE TOWER SQUARE
                          HARTFORD, CONNECTICUT 06183
                                 (860) 277-0111
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------
                            JAMES M. MICHENER, ESQ.
                       TRAVELERS PROPERTY CASUALTY CORP.
                                ONE TOWER SQUARE
                          HARTFORD, CONNECTICUT 06183
                                 (860) 277-0111
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                         ------------------------------

                                   COPIES TO:

   STEPHANIE B. MUDICK, ESQ.        FREDERICK W. KANNER, ESQ.        RICHARD J. SANDLER, ESQ.
     TRAVELERS GROUP INC.             DEWEY BALLANTINE LLP             DAVIS POLK & WARDWELL
     388 GREENWICH STREET          1301 AVENUE OF THE AMERICAS         450 LEXINGTON AVENUE
   NEW YORK, NEW YORK 10013         NEW YORK, NEW YORK 10019         NEW YORK, NEW YORK 10017

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED            PROPOSED
           TITLE OF SHARES TO BE                 AMOUNT TO       MAXIMUM AGGREGATE   MAXIMUM AGGREGATE       AMOUNT OF
                REGISTERED                     BE REGISTERED     PRICE PER UNIT(1)   OFFERING PRICE(1)    REGISTRATION FEE
Class A Common Stock,
$.01 par value.............................      8,918,395             $42.29           $377,158,925          $111,262

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low prices of the Class A Common Stock on June 4, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 8, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

P R O S P E C T U S

8,918,395 SHARES

                         [LOGO]

CLASS A COMMON STOCK
(PAR VALUE $.01 PER SHARE)

                                   ---------

This Prospectus relates to the offering for resale of up to 8,918,395 shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), of Travelers Property Casualty Corp., a Delaware corporation (the "Company"). All of the shares being registered may be offered for sale and sold from time to time by certain stockholders of the Company named in this Prospectus. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Class A Common Stock. For information regarding the manner of offering the Class A Common Stock, see "Plan of Distribution." No Class A Common Stock may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering thereof.

The Class A Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "TAP." On June 4, 1998, the last sale price of the Class A Common Stock as reported on the NYSE was $43 1/4 per share.

See "Risk Factors" beginning on page 6 for a discussion of certain factors that should be considered by prospective purchasers of the Class A Common Stock offered hereby.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

June  , 1998

    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY OTHER REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

    The Company owns, directly or indirectly, all of the outstanding voting securities of certain property and casualty insurance companies domiciled in the States of California, Connecticut, Florida, Illinois, Indiana, Massachusetts, Missouri, New Jersey and Texas. State insurance regulatory laws require prior approval by state insurance departments of any acquisition of control of a domestic insurance company or of any company which controls a domestic insurance company. "Control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company which controls a domestic insurance company. Any purchaser of shares of Class A Common Stock representing 10% or more of the voting power of the Company will be presumed to have acquired control of the domestic insurance subsidiaries unless the relevant Insurance Commissioner, following application by such purchaser in each insurance subsidiary's state of domicile, determines otherwise. Accordingly, any purchase of shares of Class A Common Stock that would result in a purchaser owning 10% or more of the voting power of the Company would require prior action by all or some of the Insurance Commissioners of the above-referenced states and certain jurisdictions outside of the United States.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE CLASS A COMMON STOCK, INCLUDING BY OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                 --------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. The Class A Common Stock is listed on the NYSE and such reports, proxy statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of the Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby.

This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement for further information with respect to the Company and the securities offered hereby. Any statement contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Company incorporates by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

        1. Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1997.

        2. Quarterly Report on Form 10-Q of the Company for the quarterly period ended March 31, 1998.

        3.  Current Report on Form 8-K of the Company dated April 21, 1998.

        4. The description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A, dated April 22, 1996 (File No. 1-14328), including any amendment or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Corporate Communications, Travelers Property Casualty Corp., One Tower Square, Hartford, Connecticut 06183; telephone number: (860) 277-0111. Unless otherwise indicated, the Company's financial information set forth in this Prospectus is based on generally accepted accounting principles ("GAAP").

                                  THE COMPANY

    The Company is the seventh largest property and casualty group and the fourth largest publicly owned property and casualty group in the United States based on 1996 net written premiums published by A.M. Best Company ("A.M. Best"). The Company provides a wide range of commercial and personal property and casualty insurance products ("Commercial Lines" and "Personal Lines," respectively) and services to businesses, government units, associations and individuals. The Company's strategic objectives are to be a consistently profitable market leader and a low-cost provider of property and casualty insurance in the United States through disciplined underwriting and expense management. Commercial Lines, which accounted for 60.7% of net written premiums in 1997, includes workers' compensation, general liability, commercial multi-peril, commercial automobile, property (including fire and allied lines), fidelity and surety and several specialty lines. Personal Lines, which accounted for the remaining 39.3% of net written premiums in 1997, includes primarily personal automobile and homeowners insurance sold to individuals. At March 31, 1998, the Company had total assets and stockholders' equity of $51.9 billion and $8.1 billion, respectively.

    On April 2, 1996, the Company acquired all of the outstanding capital stock of the property and casualty insurance subsidiaries of Aetna Services, Inc. (formerly Aetna Life and Casualty Company) ("Aetna") for approximately $4.2 billion in cash (the "Acquisition"). At the time of the Acquisition, the Company identified $300 million in projected annual pre-tax cost savings which it targeted to be achieved by the end of 1997. During the second quarter of 1997, the Company announced it had achieved its stated goal of $300 million in pre-tax annualized expense savings. The Company will continue to concentrate on expense savings as an important part of its operating strategy.

    The Company believes it is well positioned in the property and casualty insurance industry through its broadly recognized brand name and strong financial position. As a result of its skilled management team, improved cost structure and enhanced distribution and cross-selling capabilities, the Company generated a return on equity of 17.2% for the year ended December 31, 1997 and an annualized return on equity of 16.9% for the three months ended March 31, 1998.

    The Company is the third largest writer of commercial lines insurance in the United States based on 1996 net written premiums published by A.M. Best. The Company's commercial lines strategy is to focus on its core product lines and markets, with particular emphasis on industry and product specialization, control of operating expenses to improve competitiveness and profitability and development of new products and services. Industry specialties include manufacturing, construction, transportation and financial services, and product specialties include boiler and machinery insurance, inland and ocean marine insurance and managed workers' compensation insurance.

    The Company is the second largest writer of personal lines insurance through independent agents and the eighth largest writer of personal lines insurance overall in the United States based on 1996 net written premiums published by A.M. Best. The Company's personal lines strategy includes the growth in sales through independent agents in target markets, control of operating expenses to improve competitiveness and profitability, continued expansion of alternative marketing channels to broaden the distribution of personal lines products, and management of exposure to catastrophe losses. The Company has expended resources in both its independent agency and other distribution channels for personal lines auto and homeowners products. Over the last year, the Company has introduced new incentive programs for its independent agents, invested in an agent direct mail marketing program to support their businesses and continued to expand its alternative distribution channels, which include affinity group sales, TRAVELERS SECURE-Registered Trademark- brand products sold through the independent sales force of Primerica Financial Services, a unit of Travelers Group Inc. ("Travelers Group"), and joint marketing arrangements with other insurers. The Company's alternative distribution channels accounted for approximately 35% of the new Personal Lines policies written in the three month period ended March 31, 1998.

    Travelers Group, through The Travelers Insurance Group Inc., its indirect wholly owned subsidiary ("TIGI"), owns approximately 83.3% of the Company's outstanding shares of Common Stock (as defined herein) and controls approximately 98.0% of the combined voting power of the Common Stock. Travelers Group is a financial services holding company engaged, through its subsidiaries, principally in four business segments: (i) Investment Services, including Asset Management; (ii) Consumer Finance Services; (iii) Property & Casualty Insurance Services (primarily through the Company); and (iv) Life Insurance Services. TIGI is not a Selling Stockholder in the offering being made hereby.

    The principal executive offices of the Company are located at One Tower Square, Hartford, Connecticut 06183 and its telephone number is (860) 277-0111.

                              RECENT DEVELOPMENTS

    On April 6, 1998, Travelers Group announced that it had entered into a Merger Agreement with Citicorp. Pursuant to the Merger Agreement, Citicorp will be merged with and into a newly formed wholly owned subsidiary of Travelers Group (the "Merger"). Following the Merger, Travelers Group will change its name to Citigroup Inc. ("Citigroup").

    In order to consummate the Merger, Travelers Group has applied to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") to become a bank holding company under the provisions of the Bank Holding Company Act of 1956 (the "BHCA"). A bank holding company and its affiliates may not engage in activities that are not permissible under the BHCA, including, generally, insurance underwriting. However, under present rules, the Company's existing businesses can be retained for at least a two-year period after the Merger (the "BHCA Compliance Period"), which may be extended for three additional one-year periods by the Federal Reserve Board if, in its judgment, an extension would not be detrimental to the public interest.

    Upon consummation of the Merger, and as a direct result of Travelers Group becoming a bank holding company, the BHCA will impose certain restrictions on the Company's operations going forward, including a prohibition on acquisitions of property and casualty insurance underwriters. It is not expected that such restrictions will impede the Company's existing businesses in any material respect or preclude the Company from expanding its existing insurance underwriting activities (other than by acquisition of certain insurance underwriters). At this time, the Company believes that compliance with applicable law by Travelers Group as a result of its being a bank holding company following the Merger will not have a material adverse effect on the Company's financial condition or results of operations.

    There is pending federal legislation that would, if enacted, amend the BHCA to authorize a bank holding company to own certain insurance underwriters. One such proposal, H.R. 10, passed the House of Representatives on May 14, 1998. That bill would amend the BHCA to make insurance underwriting a permissible business for a bank holding company. There is no assurance that any such legislation will be enacted. At the expiration of the BHCA Compliance Period, Citigroup, together with the Company, will evaluate available alternatives in order to comply with whatever laws are then applicable. Those alternatives may include Citigroup divesting itself of certain insurance underwriting businesses, including those of the Company, or ceasing to be a bank holding company subject to the BHCA.

    The Company and Travelers Group have announced that, upon consummation of the Merger, Robert I. Lipp, currently Chairman and Chief Executive Officer of the Company, would remain as Chairman of the Company and become Co-Chief Executive Officer of Citigroup's Global Consumer Business, and Jay S. Fishman, currently a Vice Chairman of the Company and Chief Executive Officer of Commercial Lines, would be nominated to become Chief Executive Officer and President of the Company, subject to approval of the Company's Board of Directors.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS BEFORE PURCHASING SHARES OF THE CLASS A COMMON STOCK OFFERED HEREBY.

    IN THIS DOCUMENT (AND IN CERTAIN DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS), THE COMPANY HAS MADE FORWARD-LOOKING STATEMENTS REGARDING EVENTS AND CIRCUMSTANCES THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE THE INFORMATION CONCERNING POSSIBLE OR ASSUMED FUTURE RESULTS OF OPERATIONS OF THE COMPANY. ALSO, WORDS SUCH AS "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS ARE FORWARD-LOOKING STATEMENTS. PROSPECTIVE INVESTORS SHOULD NOTE THAT MANY FACTORS, SOME OF WHICH ARE DISCUSSED IN THIS DOCUMENT AND IN THE DOCUMENTS WHICH ARE INCORPORATED HEREIN BY REFERENCE, COULD AFFECT THE FUTURE FINANCIAL RESULTS OF THE COMPANY AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THIS DOCUMENT. AMONG OTHERS, THESE FACTORS INCLUDE THE "RISK FACTORS" DESCRIBED HEREIN.

FLUCTUATION AND UNCERTAINTY OF PROPERTY AND CASUALTY INSURANCE INDUSTRY RESULTS

    The results of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. The industry's profitability can be affected significantly by volatile and unpredictable developments (including catastrophes); changes in reserves resulting from general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers' liability develop; fluctuations in interest rates and other changes in the investment environment, which affect returns on invested capital; and inflationary pressures that affect the size of losses. The demand for property and casualty insurance can also vary significantly, generally rising as the overall level of economic activity increases and falling as such activity decreases. The property and casualty insurance industry historically has been cyclical, and since the late 1980s premium rate competition has been a significant cause of lower underwriting profitability. The Company's results of operations may be adversely affected by these fluctuations.

CATASTROPHE LOSSES

    Property and casualty insurers are subject to claims arising out of catastrophes, which may have a significant effect on their results of operations and financial condition. The Company has experienced, and can be expected in the future to experience, catastrophe losses which may have a material adverse effect on the Company's results of operations and financial condition. Catastrophes can be caused by various events including hurricanes, windstorms, earthquakes, hail, explosions, severe winter weather and fires, and the incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in large, heavily populated areas. Although catastrophes can cause losses in a variety of the Company's property and casualty lines, most of the Company's catastrophe-related claims in the past have related to homeowners and commercial property coverages.

    The Company generally seeks to reduce its exposure to catastrophe losses through its selective underwriting practices and the purchase of catastrophe reinsurance. There can be no assurance that the reinsurance purchased by the Company will be adequate to protect the Company against material catastrophe losses or that such reinsurance will continue to be available to the Company in the future at commercially reasonable rates. States have from time to time passed legislation that has the effect of limiting the ability of insurers to manage risk, such as legislation prohibiting an insurer from withdrawing from catastrophe-prone areas. While the Company attempts to limit its exposure to acceptable levels, subject to restrictions imposed by insurance regulatory authorities, it is possible that a catastrophic event or multiple catastrophic events could have a material adverse effect on the Company. The Company also participates in the Florida Hurricane Catastrophe Fund ("FHCF"), which is a state-mandated catastrophe reinsurance fund. See "--Reinsurance Considerations."

UNCERTAINTY REGARDING ADEQUACY OF PROPERTY AND CASUALTY LOSS RESERVES

    The Company maintains property and casualty loss reserves to cover its estimated ultimate liability for losses and loss adjustment expenses ("LAE") with respect to reported and unreported claims incurred as of the end of each accounting period. Reserves do not represent an exact calculation of liability, but instead represent estimates, generally involving actuarial projections at a given time, of what the Company expects the ultimate settlement and administration of claims will cost based on its assessment of facts and circumstances then known, estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. These variables are affected by both internal and external events, such as changes in claims handling procedures, economic inflation, judicial trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis. Additionally, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the insurer. Reserve estimates are continually refined in a regular ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because establishment of reserves is an inherently uncertain process involving estimates of future losses, there can be no certainty that currently established reserves will prove adequate in light of subsequent actual experience.

    The inherent uncertainties of estimating insurance reserves are generally greater for casualty coverages (particularly reserves for asbestos losses), than for property coverages, due primarily to the longer period of time that typically elapses before a definitive determination of ultimate loss can be made, changing theories of legal liability involving certain types of claims and changing political climates.

UNCERTAINTY REGARDING ADEQUACY OF ENVIRONMENTAL AND ASBESTOS LOSS RESERVES

    It is difficult to estimate the reserves for environmental and asbestos-related claims due to the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties. Conventional actuarial techniques are not used to estimate such reserves.

    For environmental claims, the Company estimates its financial exposure and establishes reserves based upon an analysis of its historical claim experience and the facts of the individual underlying claims. The unique facts presented in each claim are evaluated individually and collectively. Due consideration is given to the many variables presented in each claim, as discussed above.

    The following factors are evaluated in projecting the ultimate reserve for asbestos-related claims: available insurance coverage; limits and deductibles; an analysis of each policyholder's potential liability; jurisdictional involvement; past and projected future claim activity; past settlement values of similar claims; allocated claim adjustment expense; potential role of other insurance, and applicable coverage defenses, if any. Once the gross ultimate exposure for indemnity and allocated claim adjustment expense is determined for a policyholder by policy year, a ceded projection is calculated based on any applicable facultative and treaty reinsurance and past ceded experience. In addition, a similar review is conducted for asbestos property damage claims. However, due to the relatively minor claim volume, these reserves have remained at a constant level.

    As a result of these processes and procedures, the reserves carried for environmental and asbestos claims at March 31, 1998 are the Company's best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. However, the conditions surrounding the final resolution of these claims continue to change. Currently, it is not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. Such development will be affected by future court decisions and interpretations and changes in Superfund and other legislation. Because of these future unknowns, additional liabilities may arise for amounts in excess of the current reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated, and could result in a liability exceeding reserves by an amount that would be material to the Company's operating results in a future period. However, the Company believes that it is not likely that these claims will have a material adverse effect on the Company's financial condition or liquidity.

REINSURANCE CONSIDERATIONS

    The Company uses reinsurance to help manage its exposure to property and casualty risks. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which can affect the Company's business volume and profitability. Although the reinsurer is liable to the Company to the extent of the reinsurance ceded, the Company remains primarily liable as the direct insurer on all risks reinsured. As a result, reinsurance ceded arrangements do not eliminate the Company's obligation to pay all claims regardless of whether they have been ceded to reinsurers. The Company is subject to credit risk with respect to its ability to recover amounts due from reinsurers. The Company believes, based upon its review of its reinsurers' financial statements and reputations in the reinsurance marketplace, that the financial condition of its reinsurers is generally sound. However, there can be no assurance that such reinsurers will remain sound until they are called upon to pay amounts due, which may not occur for many years, particularly in respect of environmental and asbestos claims, or that reinsurance will be adequate to protect the Company against losses or that reinsurance will continue to be available to the Company in the future at commercially reasonable rates.

    The Company also participates in FHCF, which is a state-mandated catastrophe reinsurance fund. FHCF is primarily funded by premiums from the insurance companies that write residential property business in Florida and, if insufficient, by assessments on insurance companies that write other property and casualty insurance in Florida, excluding workers' compensation. FHCF's resources are limited to these contributions and to its borrowing capacity at the time of a significant catastrophe. There can be no assurance that these resources will be sufficient to meet the obligations of FHCF. The Company's recovery of less than contracted amounts could have a material adverse effect on the Company's results of operations in the event of a significant catastrophe in Florida. However, the Company believes that it is not likely that the Company's recovery of less than contracted amounts from FHCF would have a material adverse effect on the Company's financial condition or liquidity.

    As of December 31, 1997, the Company had ceded insurance losses and loss adjustment expenses to Lloyd's of London ("Lloyd's"), one of the Company's largest reinsurers, of $352 million. In 1996, Lloyd's restructured its operations with respect to claims for years prior to 1993 and reinsured these into Equitas Limited ("Equitas"). Approximately $266 million of the Company's Lloyd's reinsurance recoverable at December 31, 1997 relates to Equitas liabilities and is currently unrated. The remaining recoverable of $86 million is from Lloyd's continuing market which was recently rated A (third highest of fifteen ratings) by A.M. Best.

    The impact of the Lloyd's restructuring on the collectibility of amounts recoverable by the Company from Lloyd's cannot be quantified at this time. The Company believes that an unfavorable impact on collectibility could have a material adverse effect on the Company's operating results. However, the Company believes that it is not likely that the outcome of these matters could have a material adverse effect on the Company's financial condition or liquidity.

HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTIONS

    The Company is a holding company and has no direct operations. The Company's principal asset is the capital stock of its insurance subsidiaries. The Company relies primarily on dividends from its subsidiaries to meet its obligations for payment of interest and principal on outstanding debt obligations, dividends to stockholders and corporate expenses. The ability of the insurance subsidiaries to pay dividends to the Company in the future will depend on their statutory surplus, on earnings and on regulatory restrictions. The Company's principal insurance subsidiaries are domiciled in the State of Connecticut. Connecticut law governing the payment of dividends by domestic insurance companies provides that an insurer domiciled in Connecticut must obtain the prior approval of the Connecticut Insurance Department for the declaration or payment of any dividend that together with other distributions made within the preceding twelve months exceeds the greater of (i) 10% of the insurer's surplus or (ii) the insurer's net income for the twelve-month period ending the preceding December 31st, in each case determined in accordance with statutory accounting practices. Such declaration or payment is further limited by adjusted unassigned funds (surplus), as determined in accordance with statutory accounting practices. The insurance holding company laws of other states in which the Company's subsidiaries are domiciled generally contain similar (although in certain instances somewhat more restrictive) limitations on the payment of dividends. Dividend payments to the Company from its insurance subsidiaries are limited to $805 million in 1998 without prior approval of the Connecticut Insurance Department. The inability of a significant subsidiary to pay dividends to the Company in an amount sufficient to meet debt service obligations would have a material adverse effect on the Company. The ability of the Company to pay dividends on the Common Stock is also subject to restrictions contained in the Company's revolving credit facility and, subject to minimum ownership requirements, to the prior approval of Travelers Group. See "--Control By and Relationship with Travelers Group; Conflicts of Interest."

COMPLIANCE BY TRAVELERS GROUP WITH APPLICABLE LAW FOLLOWING MERGER WITH CITICORP

    As a result of the Merger, Travelers Group will become a bank holding company subject to regulation under the BHCA. In general, the activities of bank holding companies are limited to banking, managing or controlling banks and other activities that the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Section 4 of the BHCA provides that, with certain exceptions, insurance underwriting is not closely related to banking or managing or controlling banks. Under the BHCA in its current form, after two years from the date as of which it becomes a bank holding company, Citigroup will be required to conform any activities that are not considered to be closely related to banking under the BHCA. This two-year period may be extended by the Federal Reserve Board for three additional one-year periods, upon finding that such an extension would not be detrimental to the public interest. Therefore, while the Merger is permitted under current law, if the BHCA is not amended before the end of this period (including any extensions), Citigroup may, among other things, be required to divest itself of certain insurance underwriting businesses, including those of the Company, or cease being a bank holding company subject to the BHCA. In addition, upon consummation of the Merger, and as a direct result of Travelers Group becoming a bank holding company, the BHCA will impose certain restrictions on the Company's operations going forward, including a prohibition on acquisitions of property and casualty insurance underwriters.

    Various legislation, including proposals to overhaul the bank regulatory system and expand the powers of bank holding companies, is from time to time introduced in Congress. One such proposal, H.R. 10, passed the House of Representatives on May 14, 1998. That bill would amend the BHCA to make insurance underwriting a permissible business for a bank holding company. Consequently, if H.R. 10 is enacted in its present form, Travelers Group would not be under any obligation to conform its business to the current limitations of the BHCA. However, there is no assurance that such legislation as currently drafted, or any other similar legislation, will ultimately be enacted.

CONTROL BY AND RELATIONSHIP WITH TRAVELERS GROUP; CONFLICTS OF INTEREST

    The Company's voting stock has been divided into two classes with different voting rights that enable TIGI (the holder of all of the outstanding Class B Common Stock, $.01 par value per share (the "Class B Common Stock")) to control the Company. On all matters submitted to a vote of stockholders, holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Both classes vote together as a single class on all matters, subject to certain exceptions. Upon any transfer of shares of Class B Common Stock to a person other than Travelers Group or its subsidiaries (other than the Company or its subsidiaries), such shares will automatically convert into shares of Class A Common Stock, except if shares of Class B Common Stock representing more than a 50% economic interest in the Company are so transferred and except in certain other limited circumstances. The Class A Common Stock and the Class B Common Stock are collectively referred to herein as the "Common Stock."

    For so long as Travelers Group and its subsidiaries (excluding the Company and its subsidiaries) continue beneficially to own shares of Common Stock representing more than 50% of the combined voting power of the Common Stock, Travelers Group, through TIGI, will control the Company and will be able to elect all of the Company's directors and to determine the outcome of corporate actions requiring stockholder approval, including, among other things, approving or preventing a change of control of the Company, a business combination involving the Company, the incurrence of certain indebtedness, the issuance of additional Common Stock or other equity securities, subject to certain limited exceptions, and the payment of dividends with respect to the Common Stock, except as otherwise described herein. Pursuant to an Intercompany Agreement between the Company and Travelers Group (the "Intercompany Agreement"), the prior written consent of Travelers Group is required in connection with these and other corporate actions by the Company until such time as Travelers Group and its subsidiaries (except the Company and its subsidiaries) no longer control at least 20% of the combined voting power of the outstanding Common Stock or cease beneficially to own at least 20% of the outstanding shares of Common Stock.

    Pursuant to the Intercompany Agreement, the Company has agreed that to the extent permitted by the principal national securities exchange in the United States upon which the Common Stock is listed and so long as Travelers Group controls at least 20% of the combined voting power of the outstanding Common Stock or at least 50% of the issued and outstanding Common Stock, Travelers Group or one of its affiliates (other than the Company and its subsidiaries) may purchase its pro rata share (based on its then current percentage equity interest in the Company) of any voting equity security issued by the Company (excluding any such securities offered the Company pursuant to employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash). The exercise of such rights is currently prohibited by the NYSE.

    The Company has engaged in certain transactions, and is party to arrangements, with Travelers Group and its affiliates, including the Intercompany Agreement which governs certain relationships and transactions between or among the Company, on the one hand, and Travelers Group and its subsidiaries (other than the Company and its subsidiaries), on the other hand. Certain of these arrangements required the approval of the Connecticut Insurance Department. Pursuant to the Intercompany Agreement, among other things, Travelers Group has granted to the Company and certain of its subsidiaries a non-exclusive revocable license to use the "Travelers" name and certain trademarks. Subject to Travelers Group's ability to revoke the license in certain circumstances and to regulatory approval, the Intercompany Agreement provides that: (i) within a limited time from the date on which Travelers Group and its subsidiaries (excluding the Company and its subsidiaries) cease to control more than 20% of the combined voting power of the outstanding Common Stock, if the Company's name or any of its subsidiaries' names at such time include the "Travelers" name, the Company and such subsidiaries are required to change their names and will be required to discontinue the use of certain related marks and (ii) after such date, the Company and its subsidiaries will continue to have the right to use the "Travelers" name in connection with the identification of property and casualty products for an initial five-year period with an option to renew for an additional five years.

    The Company may enter into other agreements with Travelers Group and its other affiliates, which will not be the result of arms-length negotiations between independent parties. Future arrangements and agreements with Travelers Group and its affiliates to which the Company and its subsidiaries may become party may be subject to the approval of the Connecticut Insurance Department or other regulatory bodies. Conflicts of interest could arise in the future with respect to material transactions involving Travelers Group or its affiliates (other than the Company), on the one hand, and the Company, on the other hand. Seven of the eight persons who are members of the Company's Board of Directors also serve as directors of Travelers Group and certain members of the Company's management who are full-time employees of the Company also hold certain offices at Travelers Group and its other affiliates. Ownership interests of directors or officers of the Company in common stock of Travelers Group or service as a director or officer of both the Company and Travelers Group could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the Company and Travelers Group.

    The Company's Restated Certificate of Incorporation (the "Charter") provides that Travelers Group shall have no duty to refrain from (i) engaging in the same or similar business activities or lines of business as the Company, (ii) doing business with any client or customer of the Company, subject to any contractual provision to the contrary, or (iii) employing or otherwise engaging any officer or employee of the Company. Accordingly, neither Travelers Group nor any officer or director of Travelers Group (except as provided in the Charter) will be liable to the Company or to its stockholders for breach of any fiduciary duty by reason of any such activities.

    The failure of Travelers Group and its affiliates to maintain beneficial ownership of more than 50% of the combined voting power of the Company's outstanding voting stock would be an event of default under the Company's revolving credit facility.

    By virtue of its ownership of approximately 98.0% of the combined voting power of the outstanding Common Stock and approximately 83.3% of the outstanding shares of Common Stock, Travelers Group includes the Company in its consolidated tax return for federal income tax purposes. Under applicable law, each member of the Travelers Group consolidated group, which includes Travelers Group, the Company and certain of Travelers Group's other subsidiaries, is jointly and severally liable for the federal income tax liability of each other member of the group and is also jointly and severally liable for pension and benefit funding and termination liabilities of other group members, as well as certain benefit plan taxes. If the Company were no longer to be included in Travelers Group's consolidated group for federal tax purposes, there is no assurance that the Company's tax position would be as favorable as it is at present.

    In addition, by virtue of its controlling beneficial ownership of the Company and the terms of a tax sharing agreement among the Company, TIGI and Travelers Group (the "Tax Sharing Agreement"), Travelers Group will effectively control all of the Company's tax decisions. Under the Tax Sharing Agreement, Travelers Group will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all returns on behalf of the Company and to determine the amount of the Company's liability to (or entitlement to payment from) TIGI under the Tax Sharing Agreement. This arrangement may result in conflicts of interests between the Company and Travelers Group. For example, under the Tax Sharing Agreement, Travelers Group may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Travelers Group and detrimental to the Company. In connection therewith, however, Travelers Group is obligated under the Tax Sharing Agreement to act in good faith with regard to all members included in the applicable returns.

REGULATION

    The Company is subject to extensive regulation and supervision in the jurisdictions in which it does business. Such regulation is generally designed to protect the interests of policyholders, as opposed to stockholders and other investors. Such regulation relates to authorized lines of business, capital and surplus requirements, investment parameters, underwriting limitations, transactions with affiliates, dividend limitations, changes in control, premium rates and a variety of other financial and nonfinancial components of an insurance company's business. The Company is also subject to regulatory and legal proceedings that involve specific aspects of the conduct of the Company's business.

    The capacity for an insurance company's growth in premiums is in part a function of its statutory surplus. Maintaining appropriate levels of statutory surplus, as measured by statutory accounting practices and procedures, is considered important by state insurance regulatory authorities and the private agencies that rate insurers' claims-paying abilities and financial strength. Failure to maintain certain levels of statutory surplus could result in increased regulatory scrutiny, action by state regulatory authorities or a downgrade by rating agencies.

    The National Association of Insurance Commissioners ("NAIC") has adopted a system of assessing minimum capital adequacy, which system is applicable to the Company's insurance subsidiaries. This system, known as risk-based capital ("RBC"), is used to identify companies that merit further regulatory action by comparing adjusted surplus to the required surplus, which reflects the risk profile of the insurer. At December 31, 1997, the RBC ratios of the Company's insurance subsidiaries were in excess of levels that would require regulatory action.

    In recent years the state insurance regulatory framework has come under increased federal scrutiny, and certain state legislatures have considered or enacted laws that altered and, in many cases, increased state authority to regulate insurance companies and insurance holding companies. Further, the NAIC and state insurance regulators are reexamining existing laws and regulations, specifically focusing on investment laws for insurers, modifications to holding company regulations, codification of statutory accounting practices, RBC guidelines, interpretations of existing laws and the development of new laws. In addition, Congress and certain federal agencies are investigating the current condition of the insurance industry in the United States to determine whether to impose federal regulation. The Company cannot predict with certainty the effect any proposed or future legislation or NAIC initiatives may have on the conduct of the Company's business or the financial condition or results of operations of the Company.

    Congress has considered and continues to consider several proposals to revise the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA" or "Superfund"). It is not possible to predict whether such proposed legislation will be enacted, what form such legislation might take, or the potential effects such legislation may have on the Company and its competitors.

COMPETITION

    The property and casualty insurance business is highly competitive and the Company believes that it will remain highly competitive with little prospect for periods of dramatically improved pricing in the foreseeable future. The residual effects of the recession in the early 1990s, coupled with a demand for low-cost, high quality service, have created difficult conditions in the domestic property and casualty market, as is evidenced by a leveling or reduction in premium rates in certain lines of business in which the Company competes. The Company competes with domestic and foreign insurers, some of which have greater financial resources than the Company. Competition is based on many factors, including the perceived overall financial strength of the insurer, pricing and other terms and conditions of products offered, levels of customer service (including the speed with which claims are paid) and experience in the business. The Company competes with insurance companies that use captive agents or salaried employees to sell their products. Because these companies generally do not pay commissions, they may be able to obtain business at a lower cost than the Company, which sells its products primarily through independent agents and brokers.

    Several property and casualty insurers writing commercial lines of business, including the Company, now offer products for alternative forms of risk protection in addition to traditional insurance products. These products, including large deductible programs and various forms of self-insurance that utilize captive insurance companies and risk retention groups, have been instituted in reaction to the escalating cost of insurance caused in part by increased jury awards in third-party liability and workers' compensation cases. It is not possible to predict how continued growth in alternative forms of risk protection will affect the Company's future operations.

RATINGS

    Claims-paying and financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Each of the rating agencies reviews its ratings periodically, and there can be no assurance that current ratings will be maintained in the future. A significant downgrade in such ratings could have a material adverse effect on the results of operations and financial condition of the Company. The ratings are not in any way a measure of protection offered to investors in the Class A Common Stock and should not be relied upon with respect to making an investment in the Class A Common Stock. The following table summarizes the current claims-paying and financial strength ratings of the Company's property-casualty insurance pools and Travelers Casualty and Surety Company of America ("Travelers C&S of America") by A. M. Best, Duff & Phelps Corp. ("Duff & Phelps"), Moody's Investor's Service Inc. ("Moody's") and Standard & Poor's Ratings Group ("Standard & Poor's"). The table also presents the position of each rating in the applicable agency's rating scale.

                                                                                                   STANDARD &
                                 A. M. BEST          DUFF & PHELPS             MOODY'S               POOR'S
                             -------------------  --------------------  ---------------------  ------------------
Travelers Property Casualty
  pool(1)..................  A  (3rd of 15)       AA- (4th of 18)       Aa3 (4th of 19)        A+ (5th of 18)
Gulf pool(2)...............  A+ (2nd of 15)                --                    --            AA (3rd of 18)
Travelers C&S of America...  A+ (2nd of 15)       AA- (4th of 18)       Aa3 (4th of 19)        A+ (5th of 18)

------------------------------

(1) The Travelers Property Casualty pool consists of The Travelers Indemnity Company, Travelers Casualty and Surety Company, The Phoenix Insurance Company, The Standard Fire Insurance Company, Travelers Casualty and Surety Company of Illinois, Farmington Casualty Company, The Travelers Indemnity Company of Connecticut, The Automobile Insurance Company of Hartford, Connecticut, The Charter Oak Fire Insurance Company, The Travelers Indemnity Company of America, The Travelers Indemnity Company of Missouri, Travelers Casualty Company of Connecticut, Travelers Commercial Insurance Company, The Travelers Indemnity Company of Illinois, Travelers Property Casualty Insurance Company, TravCo Insurance Company, The Travelers Home and Marine Insurance Company, Travelers Personal Security Insurance Company, Travelers Property Casualty Insurance Company of Illinois and Travelers Excess and Surplus Lines Company.

(2) The Gulf pool consists of Gulf Insurance Company, Gulf Insurance Company U.K. Limited, Gulf Underwriters Insurance Company, Select Insurance Company, Atlantic Insurance Company and Gulf Group Lloyds.

EFFECT ON PUBLIC MARKET OF STOCK ELIGIBLE FOR FUTURE SALE

    All of the shares of Class A Common Stock sold hereby will be freely tradeable without restrictions by persons other than "affiliates" of the Company. All of the outstanding shares of Class B Common Stock held by TIGI will continue to be "restricted securities" as defined in Rule 144 under the Securities Act. Shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon their transfer to any person other than Travelers Group or any of its subsidiaries (other than the Company and its subsidiaries), except if shares of Class B Common Stock representing more than a 50% economic interest in the Company are transferred and except in certain other limited circumstances. To the extent such shares of Class B Common Stock are "restricted securities" at the time of such transfer, the shares of Class A Common Stock delivered upon such transfer will also be "restricted securities."

    TIGI has registration rights with respect to its shares of Class B Common Stock. Fund American Enterprises Holdings Inc. ("Fund American") and The Trident Partnership, L.P. ("Trident"), which acquired shares of Class A Common Stock in connection with the Acquisition (as defined herein), have registration rights with respect to their remaining holdings of such shares, although such shares are no longer "restricted securities" as defined in Rule 144 under the Securities Act. See "Selling Stockholders." Travelers Group has indicated that it does not currently intend to sell its shares of Class B Common Stock in the near future. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Class A Common Stock or the ability of the Company to raise capital through public offerings of its equity securities. See "Plan of Distribution."

                                USE OF PROCEEDS

    All of the shares of Class A Common Stock being offered hereby are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of such Class A Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

    The shares of Class A Common Stock which may be offered from time to time hereby are being sold by Aetna Services, Inc. ("Aetna"), J.P. Morgan Capital Corporation ("J.P. Morgan Capital") and Sixty Wall Street Fund, L.P. ("Sixty Wall Street") (collectively, the "Selling Stockholders"). The following table sets forth information with respect to the ownership of the Class A Common Stock by each Selling Stockholder as of June 4, 1998. Information with respect to stock ownership has been furnished to the Company by the respective Selling Stockholders.

                                                              MAXIMUM
                                                               NUMBER
                                                            OF SHARES TO
STOCKHOLDER                                SHARES OWNED       BE SOLD
-----------                               ---------------   ------------
Aetna Services, Inc. ...................      4,270,697       4,270,697
J.P. Morgan Capital Corporation.........      4,598,410(2)    4,596,701
Sixty Wall Street Fund, L.P.(1).........         50,997          50,997
                                          ---------------   ------------
    Total...............................      8,918,395       8,918,395
                                          ---------------   ------------
                                          ---------------   ------------

------------------------------

(1) Sixty Wall Street is an affiliate of J.P. Morgan Capital.

(2) Includes 1,709 shares acquired by Roberto G. Mendoza, a director of the Company and a Vice Chairman and a director of J.P. Morgan & Co. Incorporated, the parent of J.P. Morgan Capital and Sixty Wall Street, and transferred to J.P. Morgan Capital. These shares are not subject to the Shareholders Agreement referred to below.

    The Selling Stockholders acquired the Class A Common Stock being offered hereby in connection with the Acquisition. As part of the financing of the Acquisition and pursuant to separate stock purchase agreements, the Company sold an aggregate of 33,000,515 shares of Class A Common Stock (representing approximately 9% of its outstanding common stock at that time) to Aetna, J.P. Morgan Capital, Trident and Fund American (collectively, the "Private Investors") for an aggregate of $525 million. On June 23, 1997, the Company repurchased in the aggregate 6,600,102 shares of Class A Common Stock held by the Private Investors for a total purchase price of approximately $240.8 million, representing a discount to the then current market price. The repurchases represented 20% of the holdings of each of the Private Investors. On November 19, 1997, the Private Investors sold in the aggregate 14,200,207 shares of Class A Common Stock for total proceeds to the Private Investors of approximately $486.5 million in an underwritten public offering conducted pursuant to the provisions of the Shareholders Agreement described in the following paragraph (the "November 1997 Offering").

    Pursuant to the Shareholders Agreement, dated as of April 2, 1996, and amended as of June 20, 1997 and November 5, 1997, by and among the Company, TIGI, Aetna, J.P. Morgan Capital, Trident and Fund American (the "Shareholders Agreement"), the Private Investors have certain rights with respect to the ownership of Class A Common Stock and the management of the Company. The Private Investors are collectively entitled to a total of four demand registrations with respect to their shares of Class A Common Stock and an unlimited number of "piggy back" registrations. Private Investors owning more than 50% of the shares of Class A Common Stock then owned in the aggregate by the Private Investors may demand by written notice that the Company register no less than a number of shares the sale of which is reasonably expected to yield gross proceeds of at least $60 million. The Company has agreed to indemnify the Private Investors for certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Private Investors may be required to make in respect thereof, in connection with sales by the Private Investors of shares of Class A Common Stock pursuant to a registration statement prepared by the Company. Pursuant to the Shareholders Agreement, the Company has agreed to pay all expenses of the Private Investors in connection with each such registration, except underwriting discounts and commissions applicable to the shares of Class A Common Stock sold by the Private Investors. The offering hereby is as a result of a demand delivered by Aetna, J.P. Morgan Capital and Sixty Wall Street on May 22, 1998 in accordance with the terms of the Shareholders Agreement. After the offerings contemplated hereby, the

Private Investors will be entitled to two remaining demand registrations, although Aetna, J.P. Morgan Capital and Sixty Wall Street will no longer be entitled to any demand registrations if they sell all of their shares which may be offered hereby.

    The nature of any position, office or other material relationship which the Selling Stockholders have had within the past three years with the Company or any of its predecessors or affiliates is set forth below.

    Roberto G. Mendoza, a Vice Chairman and a director of J.P. Morgan & Co. Incorporated, has been a director of the Company since 1996. J.P. Morgan & Co. Incorporated is the parent of J.P. Morgan Capital and Sixty Wall Street. Mr. Mendoza was initially appointed to the Board of Directors of the Company by Trident pursuant to its rights under the Shareholders Agreement, and served on the Board as Trident's nominee until April 1998. Trident's right to nominate a member of the Board of Directors expired upon consummation of the November 1997 Offering. Mr. Mendoza has since been renominated to the Board, and he continues to serve as a director. Mr. Mendoza's current term expires in 1999.

    In connection with the Acquisition, Aetna agreed for a period of five years not to compete with any of the businesses of Travelers Casualty and Surety Company (formerly The Aetna Casualty and Surety Company) and The Standard Fire Insurance Company (collectively, "Aetna P&C") as conducted in certain countries, with certain limited exceptions. Aetna entered into a license agreement with Aetna P&C that permits those companies and their subsidiaries to use the "Aetna" name in connection with their operations through December 31, 1998. Aetna also agreed not to license the Aetna name to anyone else for use in a property and casualty insurance business until after December 31, 2001.

    Aetna Inc. and its subsidiaries continue to provide certain telecommunications services to the Company and arrangements for the lease of real property, among other things. During 1997, the Company paid to Aetna Inc. approximately $4 million in respect of these and other administrative services provided. From time to time, the Company has engaged and may in the future engage in transactions with the Selling Stockholders and their affiliates in the ordinary course of business.

    The Selling Stockholders and their affiliates have made and may make investments in or provide financial advisory and other services to insurance enterprises and ventures or other entities that may compete with the Company. As a result, there may currently exist, or may develop in the future, perceived or actual conflicts of interest between the Selling Stockholders or their affiliates, on the one hand, and the Company, on the other hand.

                              PLAN OF DISTRIBUTION

    The Selling Stockholders may sell shares of Class A Common Stock registered hereunder from time to time in one or more transactions on or after the date hereof. The aggregate proceeds to the Selling Stockholders from sales of shares of Class A Common Stock offered hereby will be the purchase price of such shares less any commissions, discounts or other compensation of any Broker-Dealer (as defined below).

    Sales of shares of Class A Common Stock by the Selling Stockholders may be made from time to time, as market conditions permit, by any of the following means, or any combination thereof, using such broker-dealer or broker-dealers as may enter into arrangements with the Selling Stockholders from time to time (each such broker-dealer being herein referred to as a "Broker-Dealer"): (i) ordinary brokerage transactions on the NYSE and transactions in which a Broker-Dealer solicits purchasers; (ii) block trades in accordance with the rules of the NYSE in which a Broker-Dealer may attempt to sell the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transactions; (iii) "off-board" secondary distributions, exchange distributions or special offerings in accordance with the rules of the NYSE in which a Broker-Dealer may act as principal or agent; (iv) sales to a Broker-Dealer in which such Broker-Dealer purchases the shares as principal and resells such shares for its own account pursuant to a Prospectus Supplement; (v) sales "at the market" or to or through a market maker or into an existing trading market, on an exchange or otherwise for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers.

    The shares of Class A Common Stock are expected to be sold at prices prevailing at the time of sale, and it is anticipated that the offering prices will not exceed the last reported sale price for the Class A Common Stock on the NYSE immediately prior to the determination thereof. Each Broker-Dealer will receive such brokerage commissions or other compensation as may be negotiated with the Selling Stockholders immediately prior to the sale. Such commissions or other compensation are not expected to exceed those customary in the types of transactions involved. Each Broker-Dealer may also receive compensation from purchasers of the shares of Class A Common Stock which is not expected to exceed that which is customary in the types of transactions involved.

    In connection with the sale of the shares of Class A Common Stock offered hereby, each Broker-Dealer may be deemed to be an underwriter within the meaning of the Securities Act, in which event the brokerage commissions or discounts received by it may be deemed to be underwriting compensation. To the extent required by the Securities Act, additional information relating to the specific shares of Class A Common Stock offered, the price at which such shares are offered and the particular selling arrangements, if any, made with any Broker-Dealer in connection therewith (including any applicable commissions or discounts) will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The Company or the Selling Stockholders, under arrangements which they may enter into with any Broker-Dealer, may agree to indemnify such Broker-Dealer against certain liabilities under the Securities Act or to contribute to payments that such Broker-Dealer may be required to make in respect thereof.

    In connection with the sale of the shares of Class A Common Stock offered hereby and in compliance with applicable law, any Broker-Dealer may over-allot and may effect transactions which stabilize, maintain or otherwise affect the market price of the Class A Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Class A Common Stock or effecting purchases of the Class A Common Stock for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock or for the purpose of reducing a syndicate short position created in connection with the offering. A syndicate short position may be covered by exercise of any over-allotment option granted to any Broker-Dealer in lieu of or in addition to open market purchases. In addition, the particular selling arrangements made with any Broker-Dealer may include a provision whereby, if such Broker-Dealer purchases Class A Common Stock in the open market for the account of an underwriting syndicate and the securities purchased can be traced to a particular member of such syndicate or member of the selling group, the underwriting syndicate may require the syndicate or selling group member in question to purchase the Class A Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the syndicate or selling group member in question the selling concession applicable to the securities in question. Such Broker-Dealer would not be required to engage in any of these activities and any such activities, if commenced, could be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the Class A Common Stock offered hereby will be passed upon for the Company by James M. Michener, Esq., General Counsel of the Company and for any Broker-Dealers by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York. Mr. Michener, Senior Vice President, General Counsel and Secretary of the Company, beneficially owns, or has rights to acquire under the Company's employee benefit plans, an aggregate of less than 1% of the Common Stock. Dewey Ballantine LLP has from time to time acted as counsel for Travelers Group and certain of its subsidiaries and may do so in the future. A member of Dewey Ballantine LLP participating in this matter beneficially owns an aggregate of less than 1% of the common stock of Travelers Group.

                                    EXPERTS

    The consolidated financial statements and financial statement schedules of Travelers Property Casualty Corp. and its subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated by reference herein, in reliance upon the reports (also incorporated by reference herein) of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

    The combined financial statements of Travelers Casualty and Surety Company (formerly The Aetna Casualty and Surety Company) and The Standard Fire Insurance Company and their subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated by reference herein, in reliance upon the reports (also incorporated by reference herein) of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth estimated expenses to be incurred in connection with the distribution of the securities being registered hereby, all of which shall be borne by the Company:

Commission Registration Fees......................................  $ 111,262
NASD Registration Fee.............................................          0
Printing and Engraving Expenses...................................     25,000
Legal Fees and Expenses...........................................     35,000
Accounting Fees and Expenses......................................     50,000
Blue Sky Fees and Expenses........................................      5,000
Miscellaneous.....................................................      3,738
                                                                    ---------
      Total.......................................................  $ 230,000
                                                                    ---------
                                                                    ---------

    Except for the Commission and NASD registration fees, all of the foregoing are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subsection (a) of Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by

Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. Section 3 of Article V of the Company's Restated By-Laws provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

    Travelers Group Inc. also provides liability insurance for its directors and officers and the directors and officers of its subsidiaries, including the Company, which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act of 1933, as amended.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article TWELFTH of the Company's Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
     1.01  Form of Underwriting Agreement.*
     5.01  Opinion of James M. Michener, Esq., General Counsel of the Company, with respect to the legality of the securities being registered.
    23.01  Consent of James M. Michener, Esq. (included in Exhibit 5.01).
    23.02  Consent of KPMG Peat Marwick LLP.
    23.03  Consent of KPMG Peat Marwick LLP.
    24.01  Powers of Attorney of certain directors of the Company.

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Travelers Property Casualty Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, this fourth day of June, 1998.

                                TRAVELERS PROPERTY CASUALTY CORP.

                                By:  /s/ ROBERT I. LIPP
                                     -----------------------------------------
                                     Robert I. Lipp
                                     Chairman of the Board, President and
                                     Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to this Registration Statement has been signed below by the following persons in the capacities indicated on this fourth day of June, 1998.

                      SIGNATURE                         TITLE
------------------------------------------------------  ------------------------------------------------------

                  /s/ ROBERT I. LIPP
     -------------------------------------------        Chairman of the Board, President and Chief Executive
                    Robert I. Lipp                        Officer (Principal Executive Officer) and Director

                /s/ WILLIAM P. HANNON
     -------------------------------------------        Chief Financial Officer (Principal Financial Officer)
                  William P. Hannon

                /s/ THOMAS P. SHUGRUE
     -------------------------------------------        Vice President and Chief Accounting Officer (Principal
                  Thomas P. Shugrue                       Accounting Officer)

                          *
     -------------------------------------------        Director
                  Kenneth J. Bialkin

                      SIGNATURE                         TITLE
------------------------------------------------------  ------------------------------------------------------

                          *
     -------------------------------------------        Director
                     James Dimon

                          *
     -------------------------------------------        Director
                   Dudley C. Mecum

     -------------------------------------------        Director
                  Roberto G. Mendoza

                          *
     -------------------------------------------        Director
                    Frank J. Tasco

                          *
     -------------------------------------------        Director
                   Sanford I. Weill

                          *
     -------------------------------------------        Director
                    Arthur Zankel

*By:    /s/ WILLIAM P. HANNON
      -------------------------
      William P. Hannon
      Attorney-in-fact

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                               DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------
       1.01  Form of Underwriting Agreement.*
       5.01  Opinion of James M. Michener, Esq., General Counsel of the Company, with respect to the legality of the securities being registered.
      23.01  Consent of James M. Michener, Esq. (included in Exhibit 5.01).
      23.02  Consent of KPMG Peat Marwick LLP.
      23.03  Consent of KPMG Peat Marwick LLP.
      24.01  Powers of Attorney of certain directors of the Company.

------------------------
*   To be filed by amendment.